Investor Relations Contact:
Ted Sanders, CFO
(503) 387-3941
ir@crailar.com

CRAiLAR Technologies Inc. Announces Grant of Incentive Stock Options

Portland, Ore. (March 28, 2014) - CRAiLAR Technologies Inc. (TSXV: CL) (OTCQB: CRLRF) ("CL" or the "Company") announces that is has granted an aggregate of 1,503,000 incentive stock options (the "Options") to certain directors, officers, employees and consultants of the Company.

The Options are exercisable at a price of US$1.36/CDN$1.51 per share for a period of five years ending March 27, 2019 and have been granted in accordance with the terms of the Company's 2011 Fixed Stock Option Plan. The Options will vest over a period of twelve months.

About CRAiLAR Technologies Inc.

CRAiLAR(R) Technologies Inc. offers cost-effective and environmentally sustainable natural fiber in the form of flax, hemp and other bast fibers for use in textile, industrial, energy, medical and composite material applications. Produced using a fraction of water and chemical inputs compared with other natural fibers, CRAiLAR Flax is the newest natural fiber introduction to the market in decades. The Company supplies its CRAiLAR Flax fiber to IKEA, Georgia-Pacific, HanesBrands, Tuscarora Yarns, Cotswold Industries, Cone Mills, Target Corp. and Kowa Corporation for commercial use, and to Levi Strauss & Co., PVH Corp., adidas Group and Lenzing for evaluation and development. The Company was founded in 1998 as a provider of environmentally friendly, socially responsible clothing. For more information, visit www.crailar.com.

Safe Harbor Statement

This news release includes certain statements that may be deemed "forward-looking statements". All statements in this news release, other than statements of historical facts, are forward-looking statements. Forward-looking statements or information are subject to a variety of risks and uncertainties which could cause actual events or results to differ materially from those reflected in the forward-looking statements or information and including, without limitation, risks and uncertainties relating to: completion of a definitive agreement and acquisition of the European Wet Processing facility, any market interruptions that may delay the trading of the Company's shares, technological and operational challenges, needs for additional capital, changes in consumer preferences, market acceptance and technological changes, dependence on manufacturing and material supplies providers, international operations, competition, regulatory restrictions and the loss of key employees. In addition, the Company's business and operations are subject to the risks set forth in the Company's most recent Form 10-K, Form 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. The Company assumes no obligation to update the forward-looking statements.

Neither the TSX Venture Exchange Inc. nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange Inc.) accepts responsibility for the adequacy or accuracy of this news release.

Media Contact:

Jay Nalbach, CMO
(503) 387-3941
pr@crailar.com

Investor Relations Contact:
Ted Sanders, CFO
(503) 387-3941
ir@crailar.com